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                                 EXHIBIT 23.3

                       Report of Independent Accountants
                       ---------------------------------
To the Stockholders and Board of Directors of Parametric Technology Corporation:

In our opinion, the consolidated statements of income, of changes in stockholders' equity and of cash flows for the year ended September 30, 1995 (appearing on pages 32 through 34 of the Parametric Technology Corporation 1997 Annual Report to Stockholders which has been incorporated by reference in this Annual Report on Form 10-K) present fairly, in all material respects, the results of operations and cash flows of Parametric Technology Corporation and its subsidiaries for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Parametric Technology Corporation for any period subsequent to September 30, 1995.







/S/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Boston, Massachusetts
October 19, 1995,
except as to Notes F and G
which are as of November 17, 1995